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                                                                   EXHIBIT 10.76

            TENNECO AUTOMOTIVE RIDE CONTROL PRODUCTS SUPPLY AGREEMENT


    THIS AGREEMENT, effective as of July 1, 2001, is by and between Monro Service Corp., a Delaware corporation ("Monro"), and Tenneco Automotive Operating Company Inc., a Delaware corporation ("Tenneco"). Tenneco and Monro may be referred to herein collectively as "Parties."

         RECITALS

         Whereas Tenneco is in the business of, among other things, manufacturing and selling automotive ride control products, including shock absorbers, struts and other similar products; and

         Whereas Monro is in the business of owning and operating a chain of stores that sells and installs automobile parts and accessories, including ride control products; and

         Whereas the Parties have agreed that Tenneco shall supply and Monro shall purchase ride control products (as listed in the attached price sheets) subject to and upon the terms and conditions as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

A.       TERM OF AGREEMENT

         This Agreement will begin on July 1, 2001 and end on December 31, 2004, unless earlier terminated as provided herein. This Agreement shall be automatically renewed for one year periods thereafter unless at least 90 days prior to the end of the then current

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term or renewal thereof, written notice of nonrenewal is given by one Party to the other Party.

B.       SCOPE OF AGREEMENT

         During the term of this Agreement and pursuant to its terms and conditions, Tenneco shall sell certain ride control products to Monro, and Monro shall purchase from Tenneco ride control products of the type which are identified on ATTACHMENT A, (referred to collectively herein as "Ride Control Products"). Monro shall purchase from Tenneco, and Tenneco shall sell to Monro, 100% of Monro's requirements during the term of this Agreement for products of the type listed in ATTACHMENT A, unless Tenneco is unable to fulfill its obligation to fill orders pursuant to SECTION K of this Agreement. Attachment A:
Ride Control Products Listing and Current Blue Sheet, Dated 7/1/2000

         If, during the term of this Agreement, Monro acquires a chain of 50 or more locations which did not previously sell Tenneco Automotive Ride Control Products, Monro will not be obligated under this Agreement to purchase Ride Control Products for these locations.

C.       DEFINITIONS

         For purposes of this Agreement, "Net Purchases" shall mean invoice price less all discounts, including, but not limited, to functional and volume discounts, credits and returns (including, but not limited, to special order returns and annual stock adjustments).

D.       PRICING

         1. INITIAL PRICING. The attached pricing schedule reflects current pricing as of July 1, 2000. This pricing will remain in effect until March 1, 2002.

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         2. PRICING DISCOUNTS. Monro will be given an additional 2% discount off of invoice pricing for each skid quantity Monro purchases of the Ride Control Products that are separately identified in Attachment A.

         3. PRICE ADJUSTMENTS. After March 1, 2002, Tenneco will provide 60 days written notice to Monro of any price increase to its Blue Sheet prices for Ride Control Products set forth on Attachment A, after which those prices will go into effect for Ride Control Products sold to Monro. Monro agrees to accept and pay any changes Tenneco makes to its prices that are offered generally in the industry through its Blue Sheet as described above, provided: such prices remain competitive with prices at which comparable products are sold by other major suppliers; Tenneco makes only one pricing change for Monro per calendar year after March 1, 2001; and such annual pricing change does not exceed 3% of the prior year's price for Ride Control Products or the increase in the Consumer Price Index for the last twelve completed calendar months, whichever is lower.

         4. SENSA-TRAC PURCHASE OPPORTUNITY *

E.       CREDIT TERMS; PAYMENTS

         1. TERMS. Payments by Monro are due net 60 days after the first day of the billing month following tender of Ride Control Products to Monro in accordance with this Agreement. Monro will receive a 2% cash discount from the invoiced price if it makes payment in full by the 2nd 15th of the month following the end of the billing month the Ride Control Products was tendered.

         2. CREDIT SALES. Any time Tenneco determines that there has been an adverse change in Monro's credit status, Monro has exceeded its normal credit limits, or Monro has delayed payment beyond Tenneco's stated credit terms, Tenneco reserves the right to

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suspend shipment, require payment COD or by cash in advance, establish a reserve, require Monro to post a letter of credit, or require Monro to take other measures to assure Tenneco of payment for purchases of Ride Control Products. Should Tenneco exercise any of it's rights under this Credit Sales section, Monro may immediately terminate this agreement.

F.       FREIGHT POLICY

         1. TIMING. Orders for Ride Control Products ("Purchase Orders") may only be transmitted in writing (including fax) or Electronic Data Interface ("EDI"). Purchase Orders must be placed at least 7 calendar days in advance of the date by which Tenneco is to tender product to Monro. Risk of loss of Ride Control Products shall pass to Monro when they are duly tendered at Tenneco's facility so as to enable Monro or its carrier to take possession of the Ride Control Products. Should Monro be unable to recover it's cost for any product lost or damaged while in possession of a carrier hired by Tenneco, Tenneco shall reimburse Monro for any costs that were not recovered.

         2. TRANSPORTATION. Ride Control Products ordered by Monro will be prepared for shipment in trailer load quantities only and will be available for pick up at Tenneco's Harrisonburg facility. Monro will receive a credit in the amount equal to the freight costs Tenneco would have incurred if it picks up any order itself.

G.       WARRANTY

         1. WARRANTY TO MONRO. Tenneco warrants to Monro that the Ride Control Products sold to Monro are free from defects in material and workmanship for a period of ninety days from date of installation. This does not cover Ride Control products that are improperly installed or misused (including erroneous applications or misapplications of any Ride Control Product), and does not cover labor costs or consequential damages.

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         2. DISCLAIMER OF ALL WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS
AGREEMENT, NEITHER TENNECO NOR ITS AFFILIATES MAKE ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY RIDE CONTROL PRODUCTS PROVIDED BY TENNECO TO MONRO PURSUANT TO THIS AGREEMENT.

H.       SPECIAL FUNDS

         1. MARKETING FUND. On an annual basis, Tenneco will accrue a fund, to be known as the Marketing Fund, equal to 8% of Monro's annual net purchases of Ride Control Products purchased. Funds from the Marketing Fund shall be made available to Monro only for purposes of marketing, advertising and promoting Ride Control Products. Tenneco, in its sole discretion, shall have the right to finally approve or disapprove of the marketing, advertising and promotional programs and materials for which Monro can use proceeds from the Marketing Fund, and no funds from the Marketing Fund shall be spent by Monro without the approval of Tenneco, which approval shall not be unreasonably withheld.

         2. GROWTH INCENTIVE FUND. On an annual basis, Tenneco shall grant Monro an annual credit in the amount of 1% of that year's net purchases of Ride Control Products if such year's purchases of Ride Control Products exceeds the prior year's net purchases of Ride Control Products by 10%, measured over the calendar year. If a year's net purchases of Ride Control Products exceeds the prior year's net purchase by at least 15%, Monro shall receive a credit in the amount of 2% of that year's net purchases of Ride Control Products. If a year's net purchases of Ride Control Products exceeds the prior year's net purchase by at least 20%, Monro shall receive a credit in the amount of 3% of that year's net purchases of Ride Control Products. This credit, if any, shall be

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calculated for each calendar year of the Agreement, and shall be issued to Monro at the end of the first quarter of the year following the year for which the credit was calculated.

         3. ADVERTISING FUNDS. *

I.       MANPOWER

         Monro's account will be managed and coordinated through Tenneco Automotive National Account Sales.

J.       RETURNS

         1. OBSOLESCENCE. For Ride Control Products which are returned to Tenneco prior to sale to the consumer that are obsolete because they have been removed from the then-current Tenneco catalog, Tenneco will issue Monro a credit, in an amount equal to Monro's current purchase price for such obsolete Ride Control Products. Said credit shall be issued within 60 days of the date the product was returned AND Monro will pay all freight charges for the return of such Ride Control Products to Tenneco.

         2. OTHER RETURNS. All other annual returns of non-defective Ride Control Products to Tenneco by Monro shall not exceed 3% of the amount of the prior year's purchases. Tenneco shall credit Monro for such returns in the amount of Monro's actual purchase price for such returned products. Any returns in excess of the 3% limit must be negotiated and approved by the Tenneco Account Executive and will be subject to handling charges to be paid by Monro of up to 20% of the amount of the return. No Ride Control Products identified by the Popularity Code of A or B from the Tenneco Automotive Buyer's Guide or Blue Sheet (or other price sheet) may be returned.

         3. SENSA-TRAC PRODUCTS. Monro agrees to purchase Ride Control Products identified by the Sensa-Trac brand, and it will sell out its existing inventory of private

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brand ride control products, with the exception of 20,000, 88,000, and 85,000 series products.

K.       PERFORMANCE

         Monro shall be entitled to a credit in the amount shown, measured against quarterly net purchases of Sensa-Trac products, only if Tenneco's order fill performance falls within the following categories of fill rates for Sensa-Trac products, as measured on a quarterly basis:

         ORDER FILL PERFORMANCE                               CREDIT
         -----------------------------------------------------------
           Greater than 93.9%                                   0%

                        93.9% - 93%                             1%

                        92.9% - 90%                             2%

           Less than    90%                                   2.5%

L.       MASTER AGREEMENT

         From and after the date hereof, this Agreement shall serve as the master agreement between the parties and, as such, sets forth all of the terms and conditions concerning, and shall govern the purchase by Monro, by whatever means, of all Ride Control Products from Tenneco. A Purchase Order may be used in conjunction with this Agreement to specify specific product ordered, quantity, delivery timing, and destination; however, the printed terms and conditions on any Purchase Order cannot vary or contradict the terms and provisions of this Agreement. Oral placement of orders will not be allowed.

M.       NEW STORE SUPPORT

         Tenneco will grant a credit to Monro in the amount of $500 for any new store opened by Monro in the United States. This credit will be given at the end of the first

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quarter of the year following the opening of a new store. Such support will not apply to stores obtained through acquisition that stocked Tenneco ride control products immediately prior to said acquisition.

         The maximum amount of credit to be given per year by Tenneco for the opening of new stores shall not exceed the total of $500 multiplied by the following number of new stores for each of the listed years:

             2001 : 20         2002 : 30        2003 : 30         2004 : 30

N.       TERMINATION

         1. WITH CAUSE/FAILURE TO CURE BREACH. Either Party hereto may terminate this Agreement if the other Party fails to keep, observe or perform any material covenant or agreement appearing in this Agreement, provided that:
(i) a 60 day notice and opportunity to cure has been given with respect to such failure; (ii) the failure has not been cured within the 60 day cure period; and
(iii) such failure continues for 7 days after a second written notice thereof is received by the Party failing to perform.

         2. BANKRUPTCY. Either Party hereto may terminate this Agreement if the other Party:

                  i. is adjudicated an involuntary bankrupt, or a decree or order approving a petition or answer filed against such Party asking for reorganization under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, or if a petition for involuntary bankruptcy has been filed against the other Party and such petition (and the preceding arising therefrom, if any) has not been dismissed within thirty (30) days of the filing;


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                  ii.      files or admits to the jurisdiction of the court and
                           the material allegations contained in any petition pursuant, or purporting to be pursuant, to the Federal Bankruptcy laws as now or hereafter amended, or such party shall institute any proceeding for any relief under any bankruptcy or insolvency law or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

                  iii. makes any assignment for the benefit of creditors or applies for consent to the appointment of a receiver for itself or any of its property.

3.       CHANGE OF CONTROL.

                  i. If Monro is acquired, either directly or indirectly, through sale of assets, merger, or otherwise, Monro or its successor may terminate this Agreement upon 60 days written notice and payment to Tenneco at the end of that 60 days of $25,000 per complete month remaining until December 31, 2004.

                  ii. In the event that controlling interest in Tenneco Automotive is acquired by a party, person or corporate entity that is or subsequently becomes a citizen of, or based in, a country which is or subsequently becomes listed on the United States of America's Department of State's

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                           Office of Defense Trade Control's Embargo Reference
                           Chart, Monro shall have the right to terminate this agreement without notice or penalty.

O.       TRADEMARKS

                  Monro recognizes that Tenneco is the owner of valuable rights to distinctive trade names, trademarks and service marks, including but not limited to, the Monroe(R), Sensa-Trac(R), Monroe Reflex(TM) and Rancho(R) names and logos to be used in connection with Ride Control Products (collectively thE "Tenneco Licensed Property"). Tenneco grants to Monro, and Monro accepts, a non-exclusive right to promote, sell and advertise using the Tenneco Licensed Property, subject to the terms, conditions, standards and specifications stated herein, for the term of this Agreement, with regard to Ride Control Products sold to Monro. Monro shall have no license or right to use, and shall not use, in any manner, and/or advertise, promote, market, distribute and/or sell, any other products, service or business anywhere throughout the world, in connection with any of the Tenneco Licensed Property and/or confusingly similar designations, and all rights to the Tenneco Licensed Property not expressly granted herein are retained by Tenneco.

                  Monro acknowledges, represents, warrants and agrees that: (i) Monro will take no action, directly or indirectly, or by acts of omission, do anything inconsistent with, and/or which might otherwise interfere with and/or impair, the validity, value and goodwill of the Tenneco Licensed Property ; (ii) Monro will not contest before any court, adjudicative tribunal, person or body, and arbiter or mediator, any federal, state, provincial, local or other governmental agency, office, body or unit, and/or in any legal or dispute resolution proceeding whatsoever, either (a) the validity of any trademark,


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copyright, or other proprietary rights in the Tenneco Licensed Property; or (b)
Tenneco's ownership of such rights in the Tenneco Licensed Property; (iii) Monro shall not seek to register or record anywhere throughout the world any of the Tenneco Licensed Property and any mark or designation confusingly similar to any of the Tenneco Licensed Property as Monro's own trademark(s), service mark(s), trade or fictitious name(s), designation of doing business, copyright, or other property of any kind or nature; (iv) Monro shall not use any of the Tenneco Licensed Property in any manner, and/or on or in connection with any product, service, or business, except as expressly licensed and authorized herein; and
(v) any and all authorized use of the Tenneco Licensed Property by Monro under this Agreement inures solely to the benefit of Tenneco and its ownership of the Tenneco Licensed Property, and Monro shall neither acquire nor assert any legal and/or beneficial ownership interests whatsoever in the Tenneco Licensed Property by virtue of the licensed use of the Tenneco Licensed Property. Monro agrees to assist Tenneco in the procurement of any protection of the Tenneco Licensed Property for Ride Control Products, including but not limited to trademark registration of the Tenneco Licensed Property or protection of the same against third parties; provided, however, that Tenneco shall bear the expense of any costs for registration of any of the Tenneco Licensed Property. Monro agrees to assist Tenneco, at Tenneco's request, to enforce any of Tenneco's rights in the Tenneco Licensed Property relative to Ride Control Products, and Tenneco, in its sole discretion, may commence and prosecute any such claims or suits in its own name.

P.       CONFIDENTIALITY

         Both Parties acknowledge that, by the very nature of the services to be performed under this Agreement, each Party may become aware of confidential information and

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trade secrets of the other Party (whether or not it is labeled as such), including, but not limited to, price lists, customer lists, strategy, and the terms and conditions of this Agreement ("Confidential Information"). Each Party agrees that it shall use Confidential Information of the other Party solely to accomplish its obligations under this Agreement and for no other purpose. Each Party shall in no manner reveal or disseminate Confidential Information obtained from the other Party to any third party. Except to the extent required by court order, Monro shall treat the pricing and other terms and conditions of this Agreement on a confidential basis and shall not disclose them to any other person or entity without the express written consent of Tenneco.

Q.       FORCE MAJEURE

         Neither of the Parties shall be responsible for failure or delay in delivery of any Ride Control Products or performance of other obligations under this Agreement, including, but not limited, to the Order Fill Performance Requirements of SECTION K, if caused by an act of God or public enemy, war, government acts or regulations, fire, flood, embargo, quarantine, epidemic, labor stoppages beyond its reasonable control, accident, unusually severe weather or other cause similar or dissimilar to the foregoing beyond its reasonable control.

R.       MISCELLANEOUS

         1. TAXES. The prices set forth herein or in any Purchase Order for the Ride Control Products shall include all applicable federal, state and local taxes, if any. If any tax is thereafter refunded to Tenneco, then Tenneco shall promptly pay to Monro the amount of such refund.


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         2. RIGHTS NOT EXCLUSIVE. The exercise by Monro or Tenneco of any right or remedy herein provided shall be without prejudice to the exercise of any other right or remedy provided herein or by law or in equity.

         3. WAIVER. The failure of either party to insist upon the observance or performance by Tenneco of any of the terms and conditions of the Agreement, if any, shall not be deemed a Waiver of any such term or condition and the same shall continue in force.

         4. NO CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES. In no event shall any Party be liable to another Party for any consequential, incidental or special damages suffered by any other Party arising out of this Agreement, whether resulting from negligence of a Party or otherwise.

         5. ENTIRE AGREEMENT. This Agreement and any electronic Tenneco interface agreement shall constitute the entire agreement between Tenneco and Monro with respect to the sale and purchase of Ride Control Products, shall supersede all prior written and verbal discussions and agreements, and shall take precedence over any contrary or conflicting language on any Purchase Order of Monro. This Agreement may be amended or modified only by a written instrument signed by each of the Parties hereto.

         6. ATTORNEYS' FEES. In the event of any litigation or other proceeding concerning this Agreement, the unsuccessful party shall pay all actual attorneys' fees, costs and expenses, including court costs, incurred by the prevailing party.

         7. ASSIGNMENT. Each Party's obligations to the other Party are of a personal nature and are not assignable without the prior written consent of the other Party. Notwithstanding the previous sentence, either party may assign this Agreement to an

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affiliate or successor, or to the acquirer of substantially all of it's business, whether by sale of assets, merger, or otherwise, without the approval or consent of the other party.

         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the choice of law principles of Illinois. The Parties agree that the courts of the State of Illinois, Lake County, and the United States District Court for the Northern District of Illinois shall have jurisdiction to hear and determine any claims or disputes pertaining directly or indirectly to this Agreement or otherwise between the Parties. Tenneco and Monro expressly submit and consent in advance to such jurisdiction in any action or proceeding in such court, and agree that venue will be proper in such courts for all such matters. If any action or proceeding is brought by one Party against the other Party hereunder and that Party is not otherwise subject to service of the process in the State of Illinois, each Party agrees to and does hereby irrevocably appoint the Secretary of the State of Illinois as its agent for the acceptance of service of process therein, and a copy of such process shall be mailed by the Party bringing the action to the other Party at the other Party's last known address.

         9. SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, the remaining provisions, and any partially invalid or partially unenforceable provisions, to the extent valid and enforceable, shall nevertheless be binding and enforceable.

         10. NOTICES. Any notice which either party may desire to give the other with


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respect to this Agreement shall be in writing, and by overnight courier, or by certified mail, return receipt requested, and addressed as follows:

                                    Tenneco:
                                    --------

                                    Tenneco Automotive

                                    500 North Field Drive

                                    Lake Forest, IL 60045

                                    Attn.: Executive Director, North American
                                           Aftermarket

                                        with a copy to:

                                    Tenneco Automotive

                                    500 North Field Drive

                                    Lake Forest, IL 60045

                                    Attn.: General Counsel



                                    Monro:
                                    ------

                                    Monro Service Corp.

                                    200 Holleder Parkway

                                    Rochester, NY 14615-3808

                                    Attn.: Vice President, Merchandising

         11. CONFLICT. In the event of a conflict between the terms and provisions hereof and the terms and provisions of any Attachment hereto, the terms and provisions of this Agreement shall control.

         12. SURVIVAL. The provisions of SECTIONS G, O, P, and Q shall survive the termination or expiration of the term hereof.

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         By way of signature below, by the representatives of Tenneco and Monro, both parties agree to the terms and conditions contained herein.


Richard Scovner                           Robert W. August
-------------------------------------     -------------------------------------
Signature:                                Signature:


Regional Manager                          Sr. Vice President - Store Support
-------------------------------------     -------------------------------------
Title:                                    Title:


-------------------------------------     -------------------------------------
Dated:                                    Dated:


Tenneco Automotive Operating Company Inc.                 Monro Service Corp.

* This information has been left out for confidentiality reasons.



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                               LIST OF ATTACHMENTS


Attachment A                      Ride Control Products Listing and Current

                                  Blue Sheet dated March 1, 2000.